Exhibit 99.1

MILLS MUSIC TRUST

C/O HSBC BANKS U.S.A.

452 FIFTH AVENUE

NEW YORK, NY 10018-2706

March 25, 2024

Quarterly Distribution Report No. 237

To the holders (the “Unit Holders”) of Trust Certificates representing interests (the “Trust Units”) in Mills Music Trust (the “Trust”):

Enclosed you will find a check representing your share of a distribution by the Trust to the Unit Holders of record at the close of business on March 25, 2024.

This Quarterly Distribution report relates to the payment received by the Trust from EMI Entertainment World Inc. (“EMI”) during the fourth quarter of 2023 (the “Q4 Distribution Period”), in respect of the contingent portion payment attributable to royalty income generated by the Trust’s copyright catalogue in the Q4 Distribution Period (the “Contingent Portion Payment”).

The Trust received $288,427 ($1.0386 per Trust Unit) for the Contingent Portion Payment attributable to the Q4 Distribution Period, as compared to $272,831 ($.9824 per Trust Unit) for the payment attributable to the fourth quarter of 2023.

After receiving the Contingent Portion Payment, the Trust paid $132,887 to third parties in connection with invoices rendered to the Trust, leaving a balance of $155,540 ($.5601 per Trust Unit). Such balance is being distributed to the Unit Holders of record as of the close of business on March 24, 2024.

During the twelve month period ended March 31, 2024, the Trust’s aggregate distributions will amount to $834,542 ($3.0050 per Trust Unit), as compared to $830,452 ($2.9903 per Trust Unit) during the twelve month period ended March 31, 2023.

Additional computation details are set forth in the attached report.

The information contained in this Quarterly Distribution Report will be disclosed on a Form 8-K filed with the Securities and Exchange Commission (the “SEC”). The Trust’s SEC filings are available to the public over the internet on the SEC’s web site at http://www.sec.gov.

Very truly yours,

  MILLS MUSIC TRUST

The following is a computation of amounts available for distribution and/or the payment of administrative expenses of the Trust during the three months and twelve months ended March 31, 2024 and March 31, 2023 out of payments made to the Trust in connection with a deferred contingent purchase price obligation under the asset purchase agreement, dated December 5, 1964:

	Three Months Ended March 31, 2024		Per Unit*

Gross royalty income collected by EMI for the period	$879,007

Less: Related royalty expense	325,982
Amount deducted by EMI	263,318
Adjustment for copyright renewals, etc.	1,280
Foreign Tax Credits Received	—

	590,580

Balance as reported by EMI	$288,427

Payments received by Trust	$288,427		$1.0386

Less: Fees and expenses to Registrar-Transfer Agent and other administrative expenses	132,887		.4785

Balance available for distribution	$155,540		$.5601

Distribution per Unit*		$.5601

*	Based on the 277,712 Trust Units outstanding.

Three Months Ended March 31, 2023		Per Unit*	Twelve Months Ended March 31, 2024		Per Unit	Twelve Months Ended March 31, 2023		Per Unit

$900,151			$3,759,193			$3,614,766

355,883			1,309,698			1,328,527
269,449			1,192,083			1,101,487
1,988			4,268			5,038
—			—			—

627,320			2,506,049			2,435,052

$272,831			$1,253,144			$1,179,714

$272,831		$.9824	$1,253,144		$4.5123	$1,179,714		$4.2480

87,981		.3168	418,602		1.5073	349,262		1.2577

$184,850		$.6656	$834,542		$3.0050	$830,452		$2.9903

	$.6656			$3.0050			$2.9903